Exhibit 99.2

PUNCHH INC.

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF

MARCH 31, 2021 AND DECEMBER 31, 2020

AND CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND STOCKHOLDERS’ DEFICIT, AND OF CASH FLOWS FOR THE THREE MONTHS ENDED

MARCH 31, 2021 AND 2020

(Unaudited)

PUNCHH INC.

TABLE OF CONTENTS

March 31, 2021 and 2020 and December 31, 2020

PUNCHH INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

Assets	March 31, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$23,414	$27,917
Accounts receivable – net	5,309	3,412
Prepaid expenses and other current assets	1,321	725
Deferred commission costs	834	815
Deferred implementation costs	2,998	2,704
Total current assets	33,876	35,573
Property and equipment – net	690	562
Deferred commission costs – less current portion	597	462
Deferred implementation costs – less current portion	2,552	2,758
Other assets	325	482
Total assets	$38,040	$39,837
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable – current portion	$1,966	$2,435
Accounts payable	3,059	2,965
Accrued payroll	1,650	3,470
Accrued sales tax liability	2,058	1,791
Accrued liabilities	1,562	1,233
Deferred rent	61	61
Deferred revenue	5,492	3,792
Total current liabilities	15,848	15,747
Notes payable – less current portion	1,500	1,122
Deferred revenue – less current portion	2,740	2,325
Total liabilities	20,088	19,194

Shareholders’ equity:
Convertible Series C preferred stock, $0.0001 par value; 3,521,999 shares authorized; 3,458,608 shares issued and outstanding ($39,250,013) liquidation preference)	0.3	0.3
Convertible Series B preferred stock, $0.0001 par value; 3,281,264 shares authorized; 3,281,264 shares issued and outstanding ($18,800,002) liquidation preference)	0.3	0.3
Convertible Series A-1 preferred stock, $0.0001 par value; 4,525,635 shares authorized; 4,525,635 shares issued and outstanding ($4,161,512) liquidation preference)	0.5	0.5
Convertible Series A preferred stock, $0.0001 par value; 6,718,085 shares authorized; 6,718,085 shares issued and outstanding ($6,177,548) liquidation preference)	0.7	0.7
Common stock, $.0001 par value, 31,520,000 shares authorized, 7,337,259 and 7,308,805 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	0.7	0.7
Additional paid in capital	71,222	71,044
Note receivable from stockholder	(513)	(513)
Accumulated deficit	(52,760)	(49,891)
Total shareholders’ equity	17,952	20,643
Total Liabilities and Shareholders’ Equity	$38,040	$39,837

See accompanying notes to unaudited interim condensed consolidated financial statements

PUNCHH INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020

Net revenues	$8,074	$6,371

Cost of revenues	2,934	2,871

Gross profit	5,140	3,500

Operating expenses:
Research and development	2,672	2,830
Sales and marketing	2,824	3,524
General and administrative expense	2,185	2,110

Total operating expenses	7,681	8,464

Loss from operations	(2,541)	(4,964)

Interest and other income (expense), net
Interest income	11	127
Interest expense	(20)	(14)
Other (expense) income, net	(319)	(192)

Total other income	(328)	(79)

Net loss	$(2,869)	$(5,043)

See accompanying notes to unaudited interim condensed consolidated financial statements

PUNCHH INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(In thousands)
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Note Receivable from Stockholder	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	17,984	$2	7,309	$1	$71,044	$(513)	$(49,891)	$20,643
Exercise of stock options	—	—	28	—	54	—	—	54
Employee stock-based compensation	—	—	—	—	124	—	—	124
Net loss	—	—	—	—	—	—	(2,869)	(2,869)
Balances at March 31, 2021	17,984	$2	7,337	$1	$71,222	$(513)	$(52,760)	$17,952

	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Note Receivable from Stockholder	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	17,984	$2	6,988	$1	$70,396	$(398)	$(43,517)	$26,484
Adoption of new accounting standard (Note 3)	—	—	—	—	—	—	6,434	6,434
Exercise of stock options	—	—	109	—	32	—	—	32
Employee stock-based compensation	—	—	—	—	57	—	—	57
Net loss	—	—	—	—	—	—	(5,043)	(5,043)
Balances at March 31, 2020	17,984	$2	7,097	$1	$70,485	$(398)	$(42,126)	$27,964

See accompanying notes to unaudited interim condensed consolidated financial statements

PUNCHH INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,869)	$(5,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	(56)	82
Non cash interest income	11	127
Non cash interest expense	(20)	(14)
Stock-based compensation	125	57
Changes in operating assets and liabilities:
Accounts receivable	(1,897)	(1,222)
Prepaid expenses and other current assets	(597)	(1,086)
Deferred commission costs	(154)	(107)
Deferred implementation costs	(88)	(288)
Other assets	146	102
Accounts payable	94	1,885
Accrued payroll	(1,819)	(716)
Accrued sales tax liabilities	266	175
Accrued liabilities	349	(83)
Deferred rent	—	(18)
Deferred revenue	2,115	1,331
Net cash used in operating activities	(4,394)	(4,818)
Cash flows from investing activities:
Purchase of property and equipment	(72)	39
Net cash used in investing activities	(72)	39
Cash flows from financing activities:
Repayment of term debt	(91)	(182)
Proceeds from exercise of stock options	54	32
Net cash (used in) provided by financing activities	(37)	(150)
Net (decrease) increase in cash and cash equivalents	(4,503)	(4,929)
Cash and cash equivalents at beginning of period	27,917	35,223
Cash and equivalents at end of period	$23,414	$30,294

See accompanying notes to unaudited interim condensed consolidated financial statement

PUNCHH INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — HISTORY, ORGANIZATION AND OPERATIONS

Punchh Inc. (the “Company”), is a Delaware corporation, that was originally incorporated under the General Incorporation Law of the State of Delaware on April 16, 2010. The Company offers a mobile phone-based referral and loyalty program that allows users to win rewards at restaurants for their loyalty and referrals.

Punchh Tech India Private Limited is a private India company incorporated on September 13, 2013. It is a wholly-owned subsidiary of Punchh Inc. and provides the Company a customer support and research and development team that works on current and future product offerings.

Punchh Canada, Inc. is a Canadian corporation established on February 7, 2019. The entity is a wholly-owned subsidiary of Punchh Inc. The subsidiary provides a research and development team to provide technical services for future products.

Note 2 — LIQUIDITY

As shown in the above condensed consolidated financial statements, the Company suffered net operating losses and negative cash flows from operations as of March 31, 2021 and March 31, 2020, and had an accumulated deficit of $52.8 million and $42.1 million, respectively.

Since inception, the Company has incurred net losses and cash flow deficits from operations. Operating losses and negative cash flows from operations may continue into the foreseeable future as the Company continues to devote significant efforts to growing the Company’s customer base and developing its software as a service platform. On April 8, 2021 the Company was sold and Management believes the Company will have adequate resources to meet its remaining obligations through, at a minimum, one year from the date of these condensed consolidated financial statements.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentation
The accompanying condensed consolidated financial statements were prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The condensed consolidated financial statements and notes thereto have neither been audited nor reviewed.

Principles of Consolidation
The accompanying condensed consolidated financial statements include all the accounts of the Company and its wholly-owned subsidiaries in India and Canada, Punchh Tech India Private Limited and Punchh Canada, Inc. All significant intercompany transactions and balances have been eliminated in consolidation .

Foreign Currency Translation
The functional currency of the Company’s subsidiaries in India and Canada is the U.S. dollar. The Company remeasures their foreign assets and liabilities to U.S. dollars. Non-monetary assets and liabilities are translated at historical exchange rates and monetary assets and liabilities are translated at period end exchange rates. Revenues and expenses are translated at the average exchange rate for the period. The gains and losses from foreign currency remeasurement are recorded in the condensed consolidated statement of operations as part of other expense.

Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The company’s most significant estimates relate to valuation of its common stock and stock options, estimates of customer life used in recognizing custom services revenue, amortizing deferred commissions and implementation costs, deferred tax assets and the related valuation allowance and the Company’s evaluation of the Company’s ability to continue as a going concern.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (Continued)

Accounts Receivable
Accounts receivable are recorded at the invoiced amount are unsecured and do not bear interest. The allowance for doubtful accounts is based on management’s best estimate of the amount of probable credit losses in existing accounts receivable. The Company writes off accounts receivable against the allowance once all efforts at collection have been exhausted. The provision for doubtful accounts was $0.7 million as of both March 31, 2021 and December 31, 2020.

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. The Company’s cash and cash equivalents consist of cash deposits with high credit-quality financial institutions in the United States of America and in India. As of March 31, 2021, the Company’s cash balance exceeded the federally insured limit. It is the opinion of management that there is little risk related to these cash concentrations due to the creditworthiness of the financial institutions where the cash balances are maintained.

Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the condensed consolidated statements of operations.

Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying amount or the fair value less costs to sell. No such impairments have been identified in 2021 and 2020.

Internal-Use Software
The Company develops internal-use software as required to support its operations. Costs incurred to develop internal-use software during the application development stage are capitalized and reported at cost, subject to an impairment test. Application development stage costs generally include costs associated with software configuration, coding, installation, and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized costs are amortized using the straight-line method over three years. The Company assesses the potential impairment of capitalized internal-use software whenever events or changes in circumstances indicate that the carrying value of the internal-use software may not be recoverable. As of March 31, 2021 and December 31, 2020, there were no capitalized internal-use software costs.

Revenue Recognition
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, Topic 606 (“ASC 606”). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted this accounting standard on January 1, 2020 using the modified retrospective method applying the standard to uncompleted contracts at the date of adoption. The effect of adoption on revenue recognition was not significant. The principal effects of adoption were due to the deferral and amortization of costs to obtain and fulfill contracts. There was no significant difference in 2020 between revenue recognized under ASC 606 and the legacy revenue recognition guidance under ASC 605.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (Continued)

Revenue Recognition (Continued)
The Company provides subscription software licensing on its online software-as-a-service (“SAAS”) platform to assist its customers with customer’s acquisition, customer retention and marketing programs. The term of the subscriptions generally range from 12 to 36 months and the Company’s revenue arrangements are documented in contractual arrangements that typically include a master services agreement and associated statements of work. The Company’s contracts typically include a fixed initial term with renewal provisions and cancellation for convenience after the initial contractual term. Payment arrangements generally require an up- front payment related to implementation and customization and monthly payments for the SAAS and third-party services and certain contracts include a fixed annual fee. Payment terms are net 30. In multiple-year contracts payment terms can be spread over several years. The Company has concluded that such multi-year payment terms do not represent a significant financing component as the payments align with the Company’s performance under the contract.

The Company’s SAAS offering generally include the following elements:

•	Access to the Company’s SAAS platform
•	Implementation and customization of the SAAS platform
•	Maintenance and support of the SAAS platform
•	Third-party services
•	Professional services

The Company’s has concluded that the SAAS, implementation and customization and maintenance and support of its platform are a single combined performance obligation as these elements are highly integrated and interrelated and the third-party services and professional services are separate performance obligations as the customer can benefit from the SAAS with our without these services. The professional services historically have not been significant. The Company allocates contract consideration between these performance obligations based upon the stand-alone selling price of each element.

The Company’s contracts include variable consideration related to the number of customer locations each month and monthly transaction-based fees from the third-party services. The variable consideration in each of these contracts resets each month. The Company has concluded that such forms of variable consideration meet the variable consideration allocation exception as each month’s variable fees relate specifically to the Company’s efforts to satisfy the performance obligation for that discrete monthly period, meets the overall allocation objective of the revenue standard and the SAAS service represents a series of distinct monthly service periods which form a part of the overall SAAS performance obligation. The Company’s contracts also contain variable consideration in the form of service/uptime credits. Such variable consideration has historically not been significant.

For third-party services the Company presents such revenue on a gross basis with the cost of such third-party services included in cost of revenues. The Company concluded that they control the third-party services prior to delivery to customers.

The Company excludes from revenue sales taxes the Company bills and collects from customers. The Company recognizes revenue as follows:

•	Implementation and customization fees- these fees are deferred and recognized ratably over the estimated customer life.
•	SAAS monthly and annual fees are recognized ratably over the contract term.
•	Third-party fees are recognized each month based upon the transactions occurring each month.
•	Professional services are recognized monthly as services are rendered.

All of the Company’s 2020 revenues were recognized over time.

The table below summarizes contract assets and liabilities as of December 31, 2020 and January 1, 2020 (adoption date of ASC 606):

	December 31, 2020	January 1, 2020
Deferred commissions	$1,276	$1,727
Deferred implementation costs	5,462	4,707
Deferred revenue	6,118	5,176

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (Continued)

Costs to obtain and fulfill contracts
The Company capitalizes certain contract acquisition costs, consisting primarily of commissions and related payroll taxes, when customer contracts are signed (“deferred commission”). The Company also capitalizes certain contract fulfillment costs, consisting primarily of the portion of the payroll and fringe benefits of the Company’s professional services team that relates directly to performing the implementation and customization services for new and existing customers and certain other related costs (“deferred implementation costs”).

The deferred costs to obtain and fulfill contracts are amortized over the expected period of benefit, which the Company has determined to be approximately 36 months. This expected period of benefit takes into consideration the duration of the Company’s customer contracts, historical contract renewal rates, the underlying technology and other factors. Amortization expense for deferred commission costs is included in sales and marketing expense in the accompanying condensed consolidated statement of operations. Amortization expense for deferred implementation costs is included in cost of sales in the accompanying condensed consolidated statements of operations. There were no impairment losses related to costs capitalized in 2020.

The Company classifies deferred costs to obtain and fulfill contracts as current or non-current based on the timing of when the related amortization expense is expected to be recognized.

Cost of Revenues
Cost of revenues consists primarily of costs related to providing subscription services to customers, including employee compensation and other employee-related costs for customer service staff, hosting costs, licensed data costs, networking expenses and the cost of third-party services, and amortization of deferred implementation costs.

Advertising Costs
Advertising costs are expensed as incurred. Advertising costs for the three months ended March 31, 2021 and the year ended December 31, 2020 were insignificant.

Research and Development Costs
Research and development costs are expensed as incurred.

Stock-Based Compensation
Stock-based compensation cost is measured at the grant date based on fair value of the award, determined using the Black-Scholes option pricing model, and is recognized as expense over the applicable vesting period of the stock award using the straight-line method for awards that are expected to vest.

Fair Value of Financial Instruments
U.S. GAAP clarifies fair value as an exit price, establishes a hierarchical disclosure framework for measuring fair value, and requires extended disclosures about fair value measurements. U.S. GAAP applies to all financial assets and liabilities measured at fair value.

Fair Value of Financial Instruments (Continued)
As defined by U.S. GAAP, fair value represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

As a basis for considering these assumptions, U.S. GAAP defines a three-tier value hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (Continued)

The Company’s only financial instrument measured at fair value in these condensed consolidated financial statements is its cash balances which are measured using Level 1 inputs.

Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and the financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and tax credit carryforwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. U.S . GAAP requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the condensed consolidated financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The interpretation also clarifies the financial statement classification of tax related penalties and interest and sets forth new disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this update supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities in the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for annual periods beginning after December 15, 2021. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the effect of this new standard on the Company’s financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which expands the scope of ASC Topic 718 to include share-based payments granted to non-employees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50. The amendments in ASU 2018-07 are effective for the Company beginning on January 1, 2020. Early adoption was permitted but not prior to adopting ASC 606, Revenue from Contracts with Customers. The impact of adoption was not significant to the financial statements.

Note 4 — BALANCE SHEET ACCOUNTS

Property and Equipment
Property and equipment consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Computer equipment	$1,004	$802
Furniture and equipment	214	217
Software and website	107	111
Mobile	7	7
	1,332	1,137
Accumulated depreciation	(642)	(575)
	$690	$562

Note 4 — BALANCE SHEET ACCOUNTS (Continued)

Accrued Payroll
Accrued payroll consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Accrued payroll for India subsidiary	$173	$175
Accrued vacation	295	311
Accrued employee benefits	569	762
Accrued bonus	613	2,222
	$1,650	$3,470

Accrued Liabilities
Accrued liabilities consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Accrued cost of sales	$1,263	$1,024
Accrued interest	41	30
Accrued other expenses	258	179
	$1,562	$1,233

Note 5 — NOTES PAYABLE

SVB Growth Capital Line
In May 2017, the Company entered into a Growth Capital Line with SVB bank with a borrowing capacity of $2.0 million. Borrowing against the Growth Capital Line was made available through May 31, 2018. Under terms of the Growth Capital Line, the Company was to make monthly payments of interest only commencing on the first day of the month following the month in which the funding date occurs and continuing thereafter on the first day of each successive calendar month through May 31, 2018. Commencing on June 1, 2018 and continuing thereafter on the first day of each successive calendar month through its maturity date, the Company was to make 33 monthly payments of equal principal, plus accrued interest. The Growth Capital Line beared a floating interest rate equal to the Prime rate and matured at its 33rd term loan payment date, but no later than February 1, 2021. As of December 31, 2020, the balance of the Growth Capital Line was $0.2 million; there was no outstanding balance as of March 31, 2021.

Payroll Protection Program Loan
In April 2020, the Small Business Administration approved the Company’s application for the Payroll Protection Program of the Coronavirus Aid, Relief and Economic Security Act for $3.3 million. This loan program provides critical funding in the form of forgivable loans to companies adversely economically impacted by the current global corona medical crisis. The loan under this program covers 2.5 times monthly “payroll costs” for the last 12 months up to an annual rate of $0.1 million per employee. Loans may not exceed $10.0 million. The portion of the loan used to cover payroll costs, interest on mortgages, rent and utilities over an eight-week period from loan origination will be forgiven. The amount of loan forgiveness is reduced by any reductions in employees’ wages (in excess of 25%) or reduction in the number of employees, unless the employer eliminates the salary reduction or rehires employees by June 30, 2020. Any loan amounts not forgiven is carried forward as an ongoing loan amount with a maturity of 2 years and an interest rate of 1% subject to complete repayment. There is an initial payback deferral on the loan of 6-12 months. As of March 31, 2021, the outstanding balance for this loan was $3.3 million.

In June 2020, the legislation was updated to allow current PPP borrowers to extend the eight- week period to 24 weeks. Borrowers can use the 24-week period to restore their workforce levels and wages to the pre-pandemic levels required for full forgiveness. The previous deadline for restoring workforce levels and wages of June 30, 2020 was extended to December 31, 2020. The payroll expenditure requirement dropped from 75% to 60%. However, borrowers must spend at least 60% on payroll or none of the loan will be forgiven. Existing PPP loans can be extended up to 5 years if the lender and borrower agree. The interest rate remains at 1%. The updated legislation also allows businesses that took a PPP loan to also delay payment of their payroll taxes.

Note 5 — NOTES PAYABLE (Continued)

Following are the future minimum principal payments under the Term Loan and Growth Capital Line agreements and Payroll Protection Program Loans as of March 31, 2021:

(In thousands)	For the Year Ending December 31,
2021, remaining	$1,814
2022	1,500
Total	$3,314

Note 6 — STOCKHOLDERS’ EQUITY

At March 31, 2021, the authorized capital stock of the Company consisted of 49,566,983 shares as outlined in the Restated Articles of Incorporation dated June 16, 2019. The capital stock authorized is comprised of 31,520,000 shares of common stock with a par value of $0.0001 per share and 18,046,983 shares of preferred stock with a par value of $0.0001 per share.

Convertible Preferred Stock
At March 31, 2021 and December 31, 2020, preferred stock consisted of the following:

	Shares Authorized	Shares Issued and Outstanding	Issuance Value per Share
Series A	6,718,085	6,718,085	$0.91954
Series A-1	4,525,635	4,525,635	0.91954
Series B	3,281,264	3,281,264	5.72950
Series C	3,521,999	3,458,608	11.34850
Total	18,046,983	17,983,592

Convertible Preferred Stock (Continued)
As of December 31, 2020, the rights and preferences, privileges and restrictions of the Series C, Series B, Series A and Series A-1 convertible preferred stock are set forth in the Company’s Restated Articles of Incorporation and summarized as follows:

Non-Cumulative Preferred Stock Dividend Preference
The Corporation shall not pay or set aside any dividends on shares of any other class or series of capital stock of the Company in any calendar year unless the holders of the Preferred Stock then outstanding shall first receive , or simultaneously receive, out of the funds legally available therefore, a dividend on each outstanding share of Preferred Stock in an amount equal to 8% of the Original Issue Price per share of such Preferred Stock.

Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation events, before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the applicable original issue price for such series of preferred stock, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution, winding up or deemed liquidation event of the Company, the funds and assets available for distribution to the stockholders of the Company shall be insufficient to pay the holders of shares of preferred stock the full amount to which they are entitled, the holders of shares of preferred stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Liquidation Preference (Continued)
After all the payment of all preferential amounts required to be paid to the holders of shares of preferred stock as provided above, the remaining funds and assets available for distribution to the stockholders of the Company shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

Note 6 — STOCKHOLDERS’ EQUITY (Continued)

Protective Rights
For so long as at least 3,631,000 shares of preferred stock remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without written consent, or affirmative vote at a meeting and evidenced in writing, of the holders of a majority of the then outstanding shares of preferred stock, consenting or voting together as a single class on an as-converted basis, and any of the following without such consent or vote shall be null and of no force or effect:

a)	authorize or create any new class or series of capital stock having rights, powers or preferences that are senior to or on a parity with any series of preferred stock;
b)	declare or pay any dividend or otherwise make a distribution to holders of preferred stock or common stock except as expressly authorized herein;
c)
redeem or repurchase any shares of common stock or preferred stock, other than pursuant to an agreement with an employee, consultant, director or other service provider, or an exercise of a right of first refusal in favor of the Corporation pursuant to an agreement with any service provider approved by the Board;

d)	effect any Deemed Liquidation Event;
e)	increase or decrease the authorized number of shares of convertible preferred stock;
f)	amend the Restated Certificate or the Bylaws of the Corporation;
g)	increase or decrease the size of the Board;
h)	increase the aggregate number of shares of common stock subject to issuance under the Company’s equity incentive plan or any similar stock option plan or arrangement.

Conversion Rights
Each share of preferred stock shall be convertible, at the option of the holder at any time, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the conversion price in effect on the date the certificate is surrendered for conversion. The conversion price is subject to adjustment as specified in the articles of incorporation.

Each share of Series C, Series B, Series A-1 and A convertible preferred stock shall automatically be converted into shares of common stock at the then effective conversion price upon the earlier of (i) the date, or occurrence of an event, specified by the vote or written consent of the holders of a majority of outstanding shares of preferred stock, or (ii) the closing of a public offering that results in gross proceeds of not less than $50 million at a price per share to the public of at least $22.697. The conversion price is subject to adjustment upon certain diluting issuances, stock dividends, combinations or subdivisions of common stock, recapitalizations and reorganizations.

Voting Rights
Each holder of the convertible preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock could be converted.

Redemption
The convertible preferred shares are not redeemable.

Common Shares Reserved
The Company has reserved shares of Common Stock for the following as of March 31, 2021:

Series C Preferred Stock	3,458,608
Series B Preferred Stock	3,281,264
Series A-1 Preferred Stock	4,525,635
Series A Preferred Stock	6,718,085
Warrants	58,049
Outstanding options	3,293,525
Options available under Option Plan 2020 for future issuance	1,453,688
Total	22,788,854

Note 7 — STOCK-BASED COMPENSATION

In 2010, the Company adopted the 2010 Stock Incentive Plan (the “2010 Plan”), which was approved by the Company’s Board of Directors in June 2010. In May 2020 , the Company terminated the 2010 Stock Incentive Plan and approved the 2020 Equity Incentive Plan (the “2020 Plan”). The purpose of this Plan is to provide incentives to attract, retain and motivate eligible personnel by offering eligible personnel an opportunity to participate in the Company’s future performance through awards of options and restricted stock. Option granted under the Plan include Incentive Stock Options (“ISOs”) and Non-qualified Stock Options (“NQSOs”). A Restricted Stock Award is an offer by the Company to sell to eligible personnel shares that are subject to certain specified restrictions. ISOs may be granted only to employees including officers and directors who are also employees. NQSOs and Restricted Stock Awards maybe granted to employees, officers, directors and consultants. As of March 31, 2021, there was 1,453,688 shares reserved for issuance under the Plan. Options granted under the 2020 Plan may be either ISOs or NQSOs, stock appreciation rights, restricted stock and restricted stock units.

Options under the 2020 Plan may be granted for periods of up to ten years. The exercise price of an option shall not be less than 100% of the estimated fair market value of the shares on the date of grant, as determined by the Board of Directors.

The per share exercise price will be no less than one hundred ten percent 110% of the fair market value per share on the date of grant for any incentive stock option granted to an employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.

If an option expires or is cancelled, it is surrendered pursuant to an Exchange Program, or, is forfeited or repurchased by the Company due to the failure to vest, the unexercised shares which were subject thereto will become available for future grant or sale under the Plan.

As of March 31, 2021 and December 31, 2020, 1,453,688 and 1,947,108 shares were available for future issuance under the Plan, respectively. There were 3,293,525 and 2,655,643 options outstanding under the Plan as of March 31, 2021 and December 31, 2020, respectively.

For the three months ended March 31, 2021 and 2020, the Company recorded stock-based compensation expense of $0.1 million for each period.

Stock option activity for the three months ended March 31, 2021 is as follows:

(in thousands, except for exercise price)	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2021	2,655	$1.51	7.41
Granted	782	2.73
Exercised	(40)	1.25
Canceled/forfeited	(103)	2.17
Outstanding at March 31, 2021	3,294	1.17	7.57

The weighted-average grant date fair value per share of options granted during the three months ended March 31, 2021 and 2020 was $1.10 and $1.00, respectively. As of March 31, 2021 and 2020, unamortized compensation costs related to these stock options totaled $1.0 million and $0.7 million, respectively, and will be recognized over a weighted average period of 2.69 and 2.94 years, respectively. The fair value of shares vested during the three months ended March 31, 2021 and 2020 was $0.1 million for each period. The intrinsic value for the options exercised during the three months ended March 31, 2021 and 2020 was zero.

Note 7 — STOCK-BASED COMPENSATION (Continued)

The calculated value of option grants during the three months ended March 31, 2021 and 2020 was estimated using the Black-Scholes option pricing model with the following ranges of assumptions:

Expected dividend yield (1)	—
Risk-free interest rate (2)	0.62% - 0.63%
Expected volatility (3)	41.44% - 41.51%
Expected life (in years) (4)	6.05% - 6.07%

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The expected volatility of the Company’s share price based on the share price volatility of similar publicly traded entities.
(4)	The expected life represents the period of time that options granted are expected to be outstanding.

Receivable from Stockholder
In March 2019 and August 2020, an officer issued a secured partial recourse promissory note in two advances totaling $0.5 million related to the exercise of his stock options and personal income taxes paid on his behalf by the Company. The promissory note has an interest rate of 2.59% per annum and shall be payable in full in March 2027. The promissory note shall be become immediately due and payable upon any event of acceleration, as defined.

Note 8 — COMMITMENTS AND CONTINGENCIES

Operating Leases
The Company’s leases various offices with lease terms expiring through January 2026. Monthly rent payments are each individually less than $0.1 million.

Rent expense totaled $0.4 million and $0.3 million for the three months ended March 31, 2021 and March 31, 2020, respectively. Future minimum lease payments due under these operating leases are as follows:

(In thousands)	For the Year Ending December 31,
2021, remaining	$748
2022	629
2023	480
2024	494
2025 and after	552
Total	$2,903

Legal Proceedings
From time to time, the Company becomes involved in legal proceedings arising in the ordinary course of business. As of March 31, 2021, management is not aware of any legal matters that could have a material adverse effect on the Company’s financial position or results of operations.

Note 9 — RELATED PARTY TRANSACTIONS

Operating Lease
The Company rents its facility in Jaipur, India, from one of the executive management members of the Company under a lease which expires November 31, 2021. The Company is responsible for all maintenance and property taxes. Rent payments to the executive management member totaled $0.1 million for the three months ended March 31, 2021 and 2020, respectively.

Related Party Payable
One of the Company’s major vendors in providing software services is owned by one of the executive management members of the Company in India. As of March 31, 2021 and December 31, 2020, the Company had zero payable to the related party vendor, respectively. Expenses paid to this related party vendor totaled $0.1 million for the three months ended March 31, 2021 and 2020, respectively.